Exhibit 10.12
HARLEY-DAVIDSON, INC.

DIRECTOR COMPENSATION POLICY

Approved September 23, 2025

This Director Compensation Policy is designed to compensate non-employee directors (“Directors”) of Harley-Davidson, Inc. (the “Company”) for their time, commitment and contributions to the Board of Directors (the “Board”) of the Company. The Human Resources Committee of the Board of Directors is responsible for oversight and implementation of this policy and will review the policy to ensure alignment with market practices and shareholder interests.

Expectations:
Directors are expected to attend all meetings of the Board and the Committee(s) to which they are assigned and otherwise carry out their responsibilities as a Director in accordance with all applicable laws, regulations, and policies.

Annual Retainer Fee for Non-Employee Directors
Annual Retainer Fees paid to Directors of the Board will be paid within ten (10) business days after the first business day following the annual meeting of the shareholders of the Company (“Annual Meeting”). If a Director is elected to the Board or assigned an additional responsibility as set forth below at a time other than the Annual Meeting, the Annual Retainer Fee will be prorated, based on the Annual Meeting, on a quarterly basis based on the Director’s first meeting.

Directors may elect to receive Annual Retainer Fees in cash or Company Common Stock, based on the fair market value of the Common Stock on the first business day after the Annual Meeting. Directors may also defer compensation pursuant to Company-adopted plans. A Director’s Annual Retainer Fee election should account for their compliance with or progress toward compliance with the Stock Ownership Requirements.

The chart below outlines the Board positions and the Annual Retainer Fee.

Position	Annual Retainer Fee
Non-employee Director	$110,000
Non-executive Chairman of the Board	$185,000
Presiding Director	$35,000
Audit Committee Chair	$30,000
Audit Committee Member	$5,000
Human Resources Committee Chair	$25,000
Nominating and Corporate Governance Committee Chair	$20,000
Sustainability and Safety Committee Chair	$10,000

Annual Grants to Non-Employee Directors

Directors will receive an annual grant valued at $145,000 share units, each representing the value of one share of Company Common Stock, pursuant to plans adopted by the Company from time to time. A new Director who joins the Board other than at the time of an Annual Meeting will also receive a grant of share units. Payment will be made pursuant to the Harley-Davidson, Inc. Director Stock Plan, as amended, in accordance with each Director’s respective election.

Additional Compensation for and Payments to Non-Employee Directors

Clothing Allowance. Each Director shall receive an annual clothing allowance of $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories.

Discount on Company Products. Each Director shall receive the same discount on Company products that is available to all Company employees.

Expenses. The Company will reimburse reasonable travel and related business expenses that a Director incurs for attendance at meetings of the Board and Committees and in connection with other Board of Directors or Company business.

Motorcycle Usage. Management may provide a Director with the use of a Company owned vehicle where doing so may further a Company business objective.